[FORM OF]                 Exhibit 4.3

                          THE MACNEAL-SCHWENDLER CORPORATION
                           INCENTIVE STOCK OPTION AGREEMENT

       THIS AGREEMENT dated as of the ____ day of __________, ____, between The MacNeal-Schwendler Corporation, a Delaware corporation (the "Corporation"), and _______________ (the "Employee").


                                      WITNESSETH

       WHEREAS, pursuant to The MacNeal-Schwendler Corporation 1991 Stock Option Plan, as amended (the "Plan"), the Corporation has granted to the Employee effective as of the date first above written (the "Award Date") an option to purchase all or any part of ______ authorized but unissued shares of Common Stock, $.01 par value, of the Corporation upon the terms and conditions set forth herein and in the Plan.

       NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

       1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

       2. Grant of Option. This Agreement evidences the Corporation's grant to the Employee of the right and option to purchase, on the terms and conditions set forth herein and in the Plan, all or any part of an aggregate of ______ shares of the Common Stock at the price of $_____ per share (the "Option"), exercisable from time to time, subject to the provisions of this Agreement and the Plan, prior to the close of business on the day before the _____ anniversary of the Award Date (the "Expiration Date"). Such price equals the Fair Market Value of the Corporation's Common Stock as of the Award Date. It is the intent of the Corporation that this Option constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

       3. Exercisability of Option. [Except as earlier permitted by or pursuant to the Plan or by resolution of the Committee adopted after the date hereof, no shares may be purchased by exercise of the Option until the expiration of one year after the Award Date. After such date, the Option may be exercised in whole or in part, from time to time, until its expiration or earlier termination.

            To the extent the Employee does not in any year purchase all or any part of the shares to which the Employee is entitled, the Employee has the right cumulatively thereafter to purchase any shares not so purchased and such right shall continue until the Option terminates or expires. Fractional share interests shall be disregarded, but may be cumulated. No fewer than 100 shares may be purchased at any one time, unless the number purchased is the total number at the time available for purchase under the Option.]

            4. Limitation on Exercise of Option. In the event the Employee is granted incentive stock options (whether under this Award Agreement or any other incentive stock option agreement) and the aggregate fair market value (determined as of the respective dates of grant of such options) of the Common Stock with respect to which such options are first exercisable in any calendar year exceeds $100,000, the most recently granted options shall be treated as nonqualified stock options to the extent of the excess. In addition, in the case of simultaneously granted options, the Corporation may, in the manner and to the extent permitted by law, designate which shares are to be treated as stock acquired pursuant to the exercise of an incentive stock option.

            5. Method of Exercise of Option. The Option shall be exercisable by the delivery to the Corporation of a written notice stating the number of shares to be purchased pursuant to the Option and accompanied by payment made in accordance with and in a form permitted by Section 2.2(b) of the Plan for the full purchase price of the shares to be purchased, subject to such further limitations and rules or procedures as the Committee may from time to time establish as to any non-cash payment and as to the tax withholding requirements of Section
4.5 of the Plan. Shares delivered in payment of the exercise price must have been owned by Employee for at least six months prior to the exercise. In addition, the Employee (or the Employee's Beneficiary or Personal Representative) shall furnish any written statements required pursuant to Section 4.4 of the Plan.

            6. Effect of Termination of Employment or Death; Change in Subsidiary Status. The option and all other rights hereunder, to the extent not exercised, shall terminate and become null and void at such time as the Employee ceases to be employed by either the Corporation or any Subsidiary, except that:

                (a) if the Employee terminates by reason of voluntary retirement or resignation, Employee may at any time within a period of three months after such termination exercise the Option to the extent the Option was exercisable at the date of such termination;

                (b)   if the Employee becomes permanently disabled
           (within the meaning of Code Section 22(e)(3) or as otherwise defined by the Committee), or dies while in the employ of the Corporation or any Subsidiary, or within three months after a termination described in subsection (a) of this Section 6, then the Option may be exercised within a period of one year after Employee dies or becomes disabled, to the extent that the Option was exercisable on the date of Employee's termination by reason of disability or death (or such earlier termination);

provided, however, that in no event may the Option be exercised by anyone under this Section or otherwise after the Expiration Date. If Employee is employed by an entity which ceases to be a Subsidiary, such event shall be deemed for purposes of this Section 6 to be a termination of employment described in subsection (a) in respect of Employee. Absence from work caused by military service or authorized sick leave shall not be considered as a termination of employment for purposes of this Section.

           7. Termination of Option Under Certain Events. As permitted by Section 4.2(b) of the Plan, the Committee retains the right to terminate the Option to the extent not previously exercised upon an event or transaction which the Corporation does not survive; provided that the Corporations hall have given to Employee at least five days notice of such termination, the Employee shall have had the right prior to or simultaneously with the consummation of the event or other transaction to exercise his or her option as to all or any part of the Common stock subject to this Agreement.

           8. Non-Transferability of Option. The Option and any other rights of the Employee under this Agreement or the Plan are nontransferable as provided in Section 1.8 of the Plan.

           9. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office located at 815 Colorado Boulevard, Los Angeles, California, 90041, to the attention of the Corporate Secretary and to the Employee at the address given beneath the Employee's signature hereto, or at such other address as either party may hereafter designate in writing to the other.

          10. Plan. the Option and all rights of Employee thereunder are subject to, and the Employee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by this reference, to the extent such provisions are applicable to options granted to Eligible Employees. The Employee acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Employee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the Plan after the date hereof.

          11.  Future Reload Grant.  If, consistent with the terms of
Section 2.2(b) of the Plan, the Employee exercises the Option by delivering shares of Common Stock already owned by him or her, the Corporation hereby grants to the Employee subject to the limitations contained in Section 2.2(c) of the Plan, an additional option (a "Reload Option") to purchase at the Fair Market Value as of the date of such exercise and new grant, a number of shares of Common Stock up to the lesser of (i) the number of whole shares used by the Employee to pay, or toward the payment of, the exercise price of the Option or
(ii) 50% of the number of shares (subject to adjustment under Section 4.2(a) of the Plan) set forth in Section 2 hereof, or (iii) the maximum number of whole shares which does not cause the limit in Section 4 hereof to be exceeded; provided that (i) the Employee is an Eligible Employee at the time of exercise of the original Option and (ii) shares delivered in payment of the exercise price have been owned by Employee for at least six months prior to the exercise. The Reload Option may be exercised in whole or in part at any time after the date six months after its grant until its expiration or earlier termination.

         12. Notice of Disposition. The Employee agrees to notify the Corporation of any sale or other disposition of any shares of Common Stock received upon exercise of the Option or Reload Option, as the case may be, if such sale or disposition occurs within two years after the Award Date or within one year after the date of such exercise.

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        IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set his or her hand.

THE MACNEAL-SCHWENDLER CORPORATION
(a Delaware corporation)


By: ______________________________
    Chairman



EMPLOYEE:


By: ______________________________



ATTEST:


By: ______________________________


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